EXHIBIT 99.1

NEWS RELEASE

For Release on February 20, 2013 (925) 302-1014	Contact: Frank Romejko Vice President of Finance / Interim Chief Financial Officer

GIGA-TRONICS ANNOUNCES $500,000 STRATEGIC INVESTMENT SPONSORED BY ACTIVE VALUE INVESTORS, LLC

SAN RAMON, CA - February 20, 2013 -- Giga-tronics Incorporated (NASDAQ: GIGA), a leading provider of test and measurement equipment, today announced the signing of a securities purchase agreement that will yield gross proceeds of $500,000 to the Company.

Under the terms of the agreement, Alara Capital AVI II, LLC (“AVI SPV”), an investment vehicle under Active Value Investors, LLC (“AVI”), will purchase approximately 3,425 shares of a new Class C convertible preferred stock at a price of $146.00 per share, subject to certain closing conditions that are expected to be satisfied within two weeks. The preferred shares will be initially convertible into 342,465 shares or 5.37% (after giving effect to the issuance) of the Company's common stock. The convertible preferred stock will be entitled to vote together with the common stock on matters submitted to the Company's shareholders on an as-converted basis. The parties have agreed that the number of shares purchasable upon exercise of the existing warrant held by AVI SPC will be reduced by 342,465 shares, which is equal to the number of shares that AVI SPV would receive upon full conversion of the new series of preferred stock, maintaining the number of shares of common stock beneficially owned by AVI SPV as originally approved by the Company’s shareholders.

John Regazzi, Chief Executive Officer of Giga-tronics, said, "This second strategic investment by AVI helps support our new investment strategy without further shareholder dilution and demonstrates AVI’s continued confidence in the Company’s future.”

“About two years ago, Giga-tronics embarked on a road to refocus on growth and profits,” said Dr. Lutz Henckels, Director of the Company and an operating partner of AVI and managing member of AVI SPV. “To do so, the Company needed to double its R&D expenses to aggressively develop a new family of products and to reduce its expense structure by consolidating its Microsource division in Santa Rosa with its Instrument division in San Ramon. These efforts will start to pay off in the upcoming fiscal year and we are excited to have been a major contributor in reinvigorating Giga-tronics’ business.”

Dr. Joseph Thompson, a Director of the Company and a co-founder and Managing Partner of AVI and managing member of AVI SPV, added, “Giga-tronics is representative of the type of companies AVI seeks out for its portfolio – ones where the firm can assist in being the catalyst for value creation.”

Darren C. Wallis, co-founder and Managing Partner of AVI and managing member of AVI SPV, stated, “We remain excited about Giga-tronics’ prospects and expect to continue supporting the Company in building long-term shareholder value.”

The Company will file the securities purchase agreement, terms of the preferred stock, and related agreements on a Current Report on Form 8-K to which investors should refer for additional detail on the terms of the preferred stock and the investment.

About Giga-tronics Incorporated

Giga-tronics designs, manufactures, and markets various test and measurement equipment used in the development, test, and maintenance of wireless communications products and systems, flight navigational equipment, electronic defense systems, and automatic testing systems worldwide. Its products are primarily used in the design, production, repair, and maintenance of commercial telecommunications, radar, and electronic warfare equipment. Additional information may be found at http://www.gigatronics.com

Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”. Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.

About Active Value Investors, LLC

Active Value Investors, LLC (“AVI”) is a private investment firm focused on acquiring significant ownership stakes in undervalued publicly-traded companies in the technology, media, and telecommunications sectors. AVI’s investment objective is to maximize value for its investors by investing in companies whose market valuations are well below their “intrinsic value,” and to unlock value in those companies by encouraging the management to adopt AVI’s proposals. These proposals could include positive corporate actions, such as privatization by the parent, management buyout, large-scale share buyback and increased dividends. AVI often partners with management teams and the board to accelerate their value creation initiatives. Additional information may be found at http://www.activevalueinvestors.com

This press release contains forward-looking statements, concerning Giga-tronics products, business prospects and profitability. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellation or deferral of orders, disputes over performance, the ability to collect receivables and general market conditions. For further discussion, see the most recent annual report filed by Giga-tronics on Form 10-K for the fiscal year ended March 31, 2012, Part I, under the heading "Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations".

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Giga-tronics Inquiries:

Frank Romejko

Vice President, Finance & Interim Chief Financial Officer

(925) 302-1014

Active Value Investors, LLC Inquiries:

Darren C. Wallis, Co-Founder and Managing Partner

(610) 710-4354

dwallis@activevalueinvestors.com

Active Value Investors, LLC Media Inquiries:

Hedge Fund Solutions, LLC

Damien Park

(215) 325-0514

dpark@hedgerelations.com